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                                                                      EXHIBIT 12

                           TENNECO CREDIT CORPORATION
                         AND CONSOLIDATED SUBSIDIARIES

                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                                  (UNAUDITED)

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
                                                                  (THOUSANDS)
                                                                  SIX MONTHS
                                                                     ENDED
                                                                   JUNE 30,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
Net income..................................................... $ 7,337 $10,463
Add:
 Interest expense..............................................  35,940  45,081
 Income taxes..................................................   4,776   6,716
                                                                ------- -------
   Earnings as defined......................................... $48,053 $62,260
                                                                ======= =======
Fixed charges--interest expense................................ $35,940 $45,081
                                                                ======= =======
Ratio of earnings to fixed charges.............................    1.34    1.38
                                                                ======= =======
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